As filed with the Securities and Exchange
Commission on October 18, 2000                Registration No. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                              SPHERION CORPORATION
               (Exact name of issuer as specified in its charter)

          Delaware                                    36-3536544
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)

                             2050 Spectrum Boulevard
                       Fort Lauderdale, Florida 33309-3799
               (Address of Principal Executive Offices) (Zip Code)

                                  ------------

                 SPHERION CORPORATION DEFERRED COMPENSATION PLAN
                           (Full titles of the Plans)

                                  ------------

                             LISA G. IGLESIAS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                              Spherion Corporation
                             2050 Spectrum Boulevard
                       Fort Lauderdale, Florida 33309-3799
                                 (954) 938-7600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  ------------


                                          CALCULATION OF REGISTRATION  FEE
-------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF SECURITIES             AMOUNT TO BE        OFFERING PRICE         AGGREGATE           AMOUNT OF
        TO BE REGISTERED                REGISTERED            PER SHARE         OFFERING PRICE      REGISTRATION
                                                                                                         FEE
-------------------------------------------------------------------------------------------------------------------
  Common Stock $0.01 par value           1,500,000            11.22 (1)          $16,830,000          $4,443.12
-------------------------------------------------------------------------------------------------------------------

         (1) Calculated pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on October 11, 2000.


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    Spherion Corporation (the "Corporation") hereby incorporates by reference into this Registration Statement the following documents:

    (a) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

    (b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1999.

    (c) The description of the Common Stock of the Corporation (the "Common Stock") contained in the Corporation's Registration Statement on Form S-1 (Registration No. 33-71338), effective January 27, 1994, the Corporation's Registration Statement on Form 8-A (Commission File No. 0-23198), effective January 24, 1994, and any amendment or report filed for the purposes of updating such description.

    All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.      DESCRIPTION OF SECURITIES.

    Inapplicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Inapplicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware Corporation Law provides as follows:
"INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE "

    (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

    (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

    (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

    (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of a person.

    (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise the Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

             The officers and directors are indemnified pursuant to specific provisions of the Corporation's Amended and Restated Certificate of Incorporation and Bylaws to the fullest extent permissible under the law, subject to specific limitations imposed, and, further, with the basic intent of not granting any indemnity in contravention of the laws of the State of Delaware or of the United States of America, whether as a matter of public policy or pursuant to statutory provisions.

             Indemnification granted each officer and director covers expenses incurred or paid by such officer or director in connection with any claim, action, suit or proceeding, or judgment or order. Such indemnification excludes, however, any amounts paid or payable by such officer or director to the Corporation unless (and only to the extent that) the Court of Chancery or the court in which the related action was brought, shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such officer or director is fairly and reasonably entitled to indemnity for amounts the Court of Chancery or such other court shall deem proper.

             Pursuant to the Corporation's Amended and Restated Certificate of Incorporation, no director or shareholder of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director. The Certificate further provides, however, that a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this provision in the Certificate may adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

             The Corporation may purchase and maintain, and currently does so maintain, insurance on behalf of its directors and officers against liability asserted against any of them and incurred by them in such capacity, or arising out of their status as such.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Inapplicable.

ITEM 8.  EXHIBITS.

    The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.  DESCRIPTION
-----------  -----------

    5        Opinion of Mazursky & Dunaway, LLP.

    23.1     Consent of Mazursky & Dunaway, LLP (included in Exhibit 5).

    23.2     Consent of Deloitte & Touche LLP.

    24       Power of Attorney (see signature pages to this Registration
             Statement).

ITEM 9.      UNDERTAKINGS.

           (a)      The Corporation hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)     To include any prospectus required by
                                      Section 10(a)(3) of the Securities Act of
                                      1933 (the "Securities Act");

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this 18th day of October, 2000.

                                                SPHERION CORPORATION

                                           By:  /s/ RAYMOND MARCY
                                                -------------------------------
                                                    Raymond Marcy
                                                    Chairman, President and
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Raymond Marcy and Roy G. Krause, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 18th day of October, 2000:

/s/ RAYMOND MARCY            Chairman, President, Chief Executive Officer and
-------------------          Director (principal executive officer)
Raymond Marcy


/s/ ROY G. KRAUSE            Executive Vice President and Chief Financial
-------------------          Officer (principal financial officer)
Roy G. Krause

/s/ MARK W. SMITH            Vice President - Finance (principal accounting
-------------------          officer)
Mark W. Smith

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

/s/ STEVEN S. ELBAUM                                          Director
--------------------------
Steven S. Elbaum

/s/ WILLIAM F. EVANS                                          Director
--------------------------
William F. Evans

/s/ JEROME B. GROSSMAN                                        Director
--------------------------
Jerome B. Grossman

/s/ CINDA A. HALLMAN                                          Director
--------------------------
Cinda A. Hallman

/s/ GUY W. MILLNER                                            Director
--------------------------
Guy W. Millner

/s/ J. IAN MORRISON                                           Director
--------------------------
J. Ian Morrison

/s/ A. MICHAEL VICTORY                                        Director
--------------------------
A. Michael Victory

                                  EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------

    5                        Opinion of Mazursky & Dunaway, LLP

    23.1                     Consent of Mazursky & Dunaway, LLP (included in
                             Exhibit 5)

    23.2                     Consent of Deloitte & Touche LLP

    24                       Power of Attorney (included as part of
                             signature page)